Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-143948 on Form S-8 of our report dated March 11, 2008, relating to the financial statements of The Blackstone Group L.P. and subsidiaries, appearing in this Annual Report on Form 10-K of The Blackstone Group L.P. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
New York, New York
March 11, 2008